                                                               PAGE 1 OF 6 PAGES



                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                              (AMENDMENT NO.  )*

                                 MEDAR, INC.

                               (Name of Issuer)

                         COMMON STOCK (no par value)

                        (Title of Class of Securities)

                                  584029102

                                (CUSIP Number)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Cusip No. 584029102                                            PAGE 2 OF 6 PAGES



                                       13G

1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         STATE STREET BANK AND TRUST COMPANY, AS TRUSTEE OF THE TEXTRON MASTER TRUST

--------------------------------------------------------------------------------

2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*              (a) [  ]
                                                                        (b) [  ]
--------------------------------------------------------------------------------

3        SEC USE ONLY

--------------------------------------------------------------------------------

4        CITIZENSHIP OR PLACE OF ORGANIZATION

         A MASSACHUSETTS TRUST
--------------------------------------------------------------------------------

                                     5  SOLE VOTING POWER

NUMBER OF                            1,000,000
SHARES
BENEFICIALLY                       ---------------------------------------------
OWNED BY                             6  SHARED VOTING POWER
EACH
REPORTING                            0
PERSON                             ---------------------------------------------
WITH
                                     7  SOLE DISPOSITIVE POWER

                                     1,000,000
                                   ---------------------------------------------

                                     8  SHARED DISPOSITIVE POWER

                                     0
--------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         1,000,000
--------------------------------------------------------------------------------

10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
         SHARES*                                                            [  ]

--------------------------------------------------------------------------------

11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
         9.85%
--------------------------------------------------------------------------------

12       TYPE OF REPORTING PERSON*
         EP
--------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

Cusip No. 584029102                                            PAGE 3 OF 6 PAGES



Item 1.

         (a)    Name of Issuer:  Medar, Inc.

         (b)    Address of Issuer's Principal Executive Offices:

                38700 Grand River Avenue
                Farmington Hills, MI 48335

Item 2.

         (a)    Names of  Persons Filing:

                State Street Bank and Trust Company
                as Trustee of the Textron Master Trust

         (b)    Address of Principal Business Office:

                State Street Bank and Trust Company,
                as Trustee for the Textron Master Trust
                One Enterprise Drive
                Master Trust-W6C
                North Quincy, MA 02171
                Attn:  Thomas C. Poppey

         (c)    Citizenship:  USA

         (d)    Title of Class of Securities:  Common Stock

         (e)    CUSIP Number:  584029102

Item 3.         If this statement is filed pursuant to Rule 13d-1(c).
                Accordingly, Items 3(a) through 3(h) are inapplicable.

Item 4.         Ownership.

         (a)     Amount Beneficially Owned as of December 31, 1997:  1,000,000

         (b)     Percent of Class: 9.85%

         (c)     Number of shares as to which such person has:

                 (i)     sole power to vote or to direct the vote:   1,000,000

                 (ii)    shared power to vote or to direct the vote: 0

                 (iii)   sole power to dispose or to direct the
                         disposition of :                            1,000,000

Cusip No. 243593100                                            PAGE 4 OF 6 PAGES




                (iv)    shared power to dispose or to direct the
                        disposition of:                                0

Item 5.         Ownership of Five Percent or Less of a Class.

                N/A

Item 6.         Ownership of More than Five Percent on Behalf of Another Person.

                N/A

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

                N/A

Item 8.         Identification and Classification of Members of the Group.

                N/A

Item 9.         Notice of Dissolution of Group.

                N/A

Item 10.        Certification.

                By signing below the undersigned certifies that, to the best of the undersigned's knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

Cusip No. 243593100                                            PAGE 6 OF 6 PAGES



                                    SIGNATURE

        After reasonable inquiry and to the best of the undersigned's knowledge and belief, the undersigned certifies that the information set forth in this statement with respect to it is true, complete and correct.

Dated:  January 12, 1998




                              By:  /s/ Thomas C. Poppey
                                   -----------------------------
                                   Name:  Thomas C. Poppey
                                   Title: Assistant Vice President